EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 30, 2002 relating to the consolidated financial statements and financial statement schedule of Computer Access Technology Corporation which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

/S/    PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 31, 2002